Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated March 29, 2024, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, relating to the consolidated financial statements of RiceBran Technologies, as of and for the year ended December 31, 2023 included in the Annual Report on Form 10-K.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey
April 19, 2024